Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLD KIST HOLDINGS INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of

Delaware, Gold Kist Holdings Inc., a Delaware Corporation (the “Corporation”)

incorporated in the State of Delaware on May 25, 2004

ARTICLE ONE

NAME AND PURPOSE

1.1 Name. The name of the corporation is Gold Kist Inc. (the “Corporation”).

1.2 Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE TWO

CAPITALIZATION

2.1 Authorized Shares. The Corporation shall have authority, to be exercised by the board of directors, to issue no more than (i) 900,000,000 shares of common stock, $.01 par value, which shall be entitled to one vote per share and shall be entitled to receive the net assets of the Corporation upon dissolution and (ii) 100,000,000 shares of preferred stock, $.01 par value. Shares of preferred stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The Board of Directors is hereby vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitations of the shares of any class or series so established pursuant to which the Board of Directors has adopted and approved the Certificate of Designation attached hereto.

ARTICLE THREE

REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE FOUR

PRINCIPAL OFFICE

The mailing address of the initial principal office of the Corporation is:

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

ARTICLE FIVE

BOARD OF DIRECTORS

5.1 Classified Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s By-Laws. The directors shall be divided into three classes, Class I, Class II and Class III. At the annual stockholders meeting in 2005, the terms of the initial Class I directors shall expire and a new Class I shall be elected for a term expiring at the third annual meeting of stockholders following their election and upon the election and qualification of their respective successors; at the annual stockholders meeting in 2006, the terms of the initial Class II directors shall expire and a new Class II shall be elected for a term expiring at the third annual meeting of stockholders following their election and upon the election and qualification of their respective successors; and at the annual stockholders meeting in 2007, the terms of the initial Class III directors shall expire and a new Class III shall be elected for a term expiring at the third annual meeting of stockholders following their election and upon the election and qualification of their respective successors. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at the annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election and upon the election and qualification of their respective successor. Except as provided in Section 5.3, a director shall be elected by the affirmative vote of the holders of a plurality of the shares that are represented at the meeting of stockholders at which the director stands for election and that are entitled to elect such director.

5.2 Removal. Directors may only be removed from the Board of Directors for cause and only at a special meeting of stockholders by the affirmative vote of at least a majority of the total number of votes of the then outstanding shares of the Corporation’s capital stock entitled to vote in the election of directors and only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from such removal shall be filled in accordance with Section 5.3 hereof. For purposes of this Section, “cause” shall mean only (a) conviction of a felony, (b) declaration of unsound mind by an order of a court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results in an improper substantial personal benefit or a material injury to the Corporation.

5.3 Vacancies and Changes of Authorized Number. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section shall hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal; provided, however that a director chosen in accordance with this Section to fill a newly-created directorship shall hold office only until the next election of directors by the stockholders and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

5.4 Amendment. Article Five of this Amended and Restated Certificate of Incorporation may only be amended, modified or repealed by (i) the vote of at least two-thirds (2/3) of the Board of Directors, and (ii) the affirmative vote of the holders of at least two-thirds (2/3) of each class of stock entitled to vote in the election of directors.

5.5 Election of Directors. The election of directors need not be by written ballot.

ARTICLE SIX

SEVERABILITY

In the event that any provision of this Certificate of Incorporation (including any provision within a single article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

ARTICLE SEVEN

AMENDMENT OF BY-LAWS

Except as otherwise provided in this Article Seven, the By-Laws may be altered, amended or repealed, and new By-Laws may be adopted, by (a) the affirmative vote of the holders of two-thirds (2/3) of the shares of stock then outstanding and entitled to vote in the election of directors, or (b) the Board of Directors of the Corporation, but any By-Law adopted by the Board of Directors may be altered, amended or repealed, or new By-Laws may be adopted, by the affirmative vote of two-thirds (2/3) of the shares of stock then outstanding and entitled to vote in the election of directors. The stockholders may prescribe, by so expressing in the action they take in amending or adopting any By-Law or By-Laws, that the By-Law or By-Laws so amended or adopted by them shall not be altered, amended or repealed by the Board of Directors.

ARTICLE EIGHT

LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Any repeal or modification of this Article Eight shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of a director of the Corporation existing at, or arising out of the facts or incidents occurring prior to, the effective date of such repeal or modification.

For purposes of this Article Eight, “fiduciary duty as a director” also shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, limited liability company, joint venture or other enterprise, and “liable to the Corporation or its stockholders” also shall include any liability to such other corporation, partnership, limited liability company, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, member, beneficiary, creditor or investor of or in any such other corporation, partnership, limited liability company, joint venture, trust or other enterprise.

ARTICLE NINE

AMENDMENTS

Except as provided in Section 5.4 hereof, this Amended and Restated Certificate of Incorporation may only be amended, modified or repealed by (i) a majority vote of the Board of Directors, and (ii) the affirmative vote of the holders of at a majority of all classes of stock entitled to vote in the election of directors.

ARTICLE TEN

STOCKHOLDER ACTION IN LIEU OF MEETING

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation.

This Amended and Restated Certificate of Incorporation contain amendments requiring stockholder approval and were duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation on June 30, 2004 and by the sole stockholder of the Corporation on July 23, 2004, 2004, in each case in connection with their approval of the Agreement and Plan of Conversion, dated May 25, 2004, by and between the Corporation and Gold Kist Inc, a Georgia cooperative marketing association.

This Amended and Restated Certificate of Incorporation shall be effective at 8:00 a.m., October 13, 2004.

This Amended and Restated Certificate of Incorporation supersedes the original Certificate of Incorporation and all amendments thereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 22 day of September, 2004.

GOLD KIST HOLDINGS INC.

By:	/s/ J. David Dyson

CERTIFICATE OF DESIGNATIONS OF THE

PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS

OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF GOLD KIST HOLDINGS INC.

Pursuant to Section 151 of the Delaware General Corporation Law, Gold Kist Holdings Inc., a Delaware corporation (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and pursuant to Section 151 of the Delaware General Corporation Law, said Board of Directors at a meeting duly held on June 30, 2004 has duly adopted a resolution providing for the issuance of a series of 100,000 shares of Series A Junior Participating Preferred Stock which reads as follows:

There is hereby designated, out of the authorized but unissued shares of Preferred Stock of the Corporation, a series thereof, and the number of shares, voting powers, designation, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series (in addition to those set forth in the Restated Certificate of Incorporation, as amended, which are applicable to the Preferred Stock of all series), shall be as follows:

1. Series A Junior Participating Preferred Stock. There is hereby established a series of Preferred Stock, par value $0.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i)   The distinctive serial designation of this series shall be “Series A Junior Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii)  The number of shares in this Series shall initially be 100,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $100 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 10,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v)  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $100 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

(vi) The shares of this Series shall not be redeemable.

(vii) In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

IN WITNESS WHEREOF, Gold Kist Holdings Inc. has caused this Certificate to be executed by its Secretary as of the 22nd day of September, 2004.

GOLD KIST HOLDINGS INC., a Delaware Corporation

By:	/s/ J. David Dyson
Name:	J. David Dyson
Title:	General Counsel, Vice President and Secretary